EXHIBIT 10.2

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (“Agreement”) is made as of this 17th day of May 2016 (“Effective Date”), by and between Seastone of Delray, LLC (hereinafter “Practice”), and Seastone Delray Healthcare, LLC or its related assign (hereinafter “Manager”), individually referred to at times as the “Party” or collectively as the “Parties.”

RECITALS

1. WHEREAS, Practice is a Florida limited liability company engaged in the business of providing health care services to patients in need of addiction treatment;

2. WHEREAS, Manager is a provider of administrative, management, and development services in the healthcare field;

3. WHEREAS, the Parties desire to enter into this Agreement for the purpose of engaging Manager to manage the Practice;

4. WHEREAS, the Parties are contemporaneously executing an Asset Purchase Agreement for Manager to acquire the Assets of Practice (“APA”);

NOW, THEREFORE, and in consideration of the mutual covenants and agreements hereinafter contained, the Parties do hereby agree as follows:

AGREEMENT

1. APPOINTMENT OF MANAGER

Appointment by Practice. Practice hereby appoints Manager as its sole and exclusive manager and hereby grants to Manager the authority and responsibility, as specifically set forth herein, to supervise and manage the day-to-day operations of the Practice, including all revenue and non-revenue producing activities, to the extent permitted by Florida law.

2. MANAGER’S DUTIES

a. Services. Manager shall manage all affairs of Practice (hereafter referred to as the “Services”). Such Services may be changed from time to time by agreement of the Parties. Manager may subcontract out all or any part of the Services.

b.  Manager Staff. Manager shall engage or employ such personnel as are necessary for the proper and efficient management of the Practice. All personnel provided by Manager to Practice shall be compensated by Manager and shall be employees or independent contractors of Manager. Manager shall be responsible for compensating all such engaged or employed persons, including, as applicable, payroll taxes, benefits, and workers’ compensation insurance. Manager shall be responsible for supervision of activities performed by all physician and non-physician employees as well as independent contractors.

c. Compliance with Standards. All Services performed by Manager shall be performed in accordance with applicable state and federal laws, accreditation standards, and Practice policies and procedures.

3. PRACTICE’S DUTIES

Practice Location. Practice shall keep its business location and operation in good standing and cooperate with Manager to obtain its own licenses and contracts to enable Manager to acquire the assets of the Practice.

4. LICENSING

During the term of this Agreement, Practice hereby licenses to Manager the nonexclusive right to utilize the “Seastone of Delray” trade name and mark. Manager acknowledges that Practice remains the owner of all titles, rights and interest in the trade name and mark, until the closing on the APA. This license permits Manager to utilize the trade name and mark in its advertising, signage and other documentation.  Upon termination of this Agreement if the APA does not close, this license shall simultaneously terminate and Manager shall cease all use of the trade name and mark.

5. COMPENSATION

a. Manager’s Fee. Manager shall be entitled to one hundred percent of all revenue generated from or received by the Practice from the date of this Agreement. This fee shall be reduced by the payment of all expenses of the Practice, incurred after the date of this Agreement, which are approved by Manager.

b. Payment. If Manager is not receiving the revenue directly, Practice shall remit such compensation due to Manager within one (1) business day of receipt and clearance of the funds.

c. Statement of Services Rendered. Manager and Practice shall, by the fifth (5th) day of each month, provide the other party with a complete statement of Services rendered in the previous month pursuant to this Agreement.

d. It is understood that the Manager shall be responsible for covering all of the costs of the operation of the Practice during the term of this Agreement, including the funding of any losses. Manager further has agreed to assume what is commonly referred to as charge backs or claw backs related to services that arose prior to the effective date of this Agreement for which payment was received by Practice but the responsibility of the Manager for said liability shall not exceed the amount of $50,000.00 assumed under the APA. Manager shall be responsible for cost reimbursements that were billed prior to the term of this Agreement and received by Manager during the term of this Agreement regardless of the amount, but which shall not exceed the amount received related to the specific matter related to the charge back or claw back.

e. Manager shall pay to Practice in advance, the sum of twenty thousand dollars ($20,000.00) per month to cover the cost of the mortgages and rental obligations of the properties being utilized for the treatment and housing of the patients of the Practice. This amount shall increase to twenty eight thousand dollars ($28,000.00) per month if the term of this Agreement is extended beyond ninety (90) days. During the term of this Agreement and if permitted under the insurance policies Charles J. Esposito and Charles F. Esposito shall be permitted to continue to be covered under the existing medical, vision and dental benefits, but shall reimburse Manager for the same and provided that the same is permitted by the existing carriers.

6. INSURANCE AND INDEMNIFICATION

a. Insurance.

i. Professional Liability Coverage. Practice shall maintain in full force and effect during the term of this Agreement, and all renewals and extensions thereof, professional liability insurance, until completion of the APA.

ii. Comprehensive General Liability Insurance. Each Party, at its sole cost and expense, will obtain and maintain in full force and effect during the term of this Agreement, and all renewals and extensions thereof, comprehensive general liability insurance covering the Party, its employees, agents, servants, and independent contractors, against loss in the nature of fire, theft, business interruption, general liability, and non-medical negligence. Each Party shall provide the other Party with written notice at least thirty (30) days prior to any cancellation or amendment of the Party’s policy.

iii. Workers’ Compensation Insurance. Each Party shall, at its sole cost and expense, obtain and maintain in full force and effect during the term of this Agreement, and all renewals and extensions thereof, workers’ compensation insurance as required by the laws of the State of Florida.

b. Indemnification. Each Party shall indemnify, hold harmless, and defend the other Party from any and all liability, loss, claims, lawsuits, damages, injury, costs or expense, arising out of or incident to the performance or nonperformance under this Agreement by such indemnifying Party, its directors, officers, employees, contractors, subcontractors and agents, including (without limitation) all attorneys’ fees and court costs; provided, however, neither Party shall be liable to the other hereunder for any claim covered by insurance, except to the extent that the liability of the other Party exceeds the amount of such insurance coverage.

7. CONFIDENTIALITY

Patient Information and Records. Manager and its employees, agents and independent contractors shall safeguard the confidentiality of all medical information pertaining to patients treated by or through Practice and shall comply with all federal and state laws and regulations and all Practice rules or policies with respect to the use and disclosure of such information, including but not limited to the provisions of Practice’s Business Associate Agreement.

8. RELATIONSHIP OF PARTIES

The relationship between Manager and Practice is that of independent contractors. Neither Manager nor Practice is a member, partner, agent, representative, employee, employer, or joint venturer of the other. Each Party expressly denies any obligation to compensate the other’s employees, contractors, or agents. As independent contractors, each Party shall be liable for that Party’s own debt, obligations, acts and omissions. Manager is responsible for the payment of all withholding, social security and other taxes and benefits for Manager and Manager’s agents or employees. Manager is responsible for filing all necessary tax returns on Manager’s own behalf. Manager, its agents, employees and independent contractors shall not be eligible for any employee benefit plan offered by Practice.

9. TERM AND TERMINATION

a. Term. The term of this Agreement shall commence on the June 15, 2016 or earlier if Manager shall waive the Due Diligence Period set forth in the APA and terminate as set forth in Section 9 b.

b. Termination. This Agreement may be terminated by either Party if the closing on the APA does not occur by September 15, 2016.

10. GENERAL PROVISIONS

a. Entire Agreement; Amendment. The Parties agree that neither Party has made any representation, warranty or covenant not fully set forth herein, and that this Agreement is a complete statement of the entire agreement which supersedes all previous communications between the Parties hereto. This Agreement may only be amended by written instrument executed by both Parties.

b. Prior Agreements. This Agreement supersedes all prior oral or written agreements covering the same matter between the Parties.

c. Binding Effect. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors, assigns, and legal representatives, except that no Party may assign or transfer its rights or obligations under this Agreement in any manner other than as provided in this Agreement.

d. Severability. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding on the Parties.

e. Applicable Law. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Florida. Any actions, arbitration or proceedings instituted by either Party with respect to any matters arising under or growing out of this Agreement shall be brought and tried only in the courts located in the County of Miami-Dade, State of Florida, and each of the Parties hereto expressly waives its rights under any applicable statute to cause any such action or proceeding to be brought or tried elsewhere.

f. Headings. Any titles, captions or paragraphs contained in this Agreement are for convenience only and shall not be deemed part of the contents of this Agreement, and shall in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

g. Dispute Resolution. Any controversies or claims between the Parties regarding this Agreement must first be put in writing and delivered to the other Party. The Parties will make a good faith attempt to resolve the issue in question. If the Parties to this Agreement cannot settle grievances or disputes between them in an informal and expeditious fashion, one or both of the Parties may file suit in an appropriate civil court.

h. Assignment. This Agreement and the rights, interests, and benefits hereunder shall not be assigned, transferred, pledged, or hypothecated in any way by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

i. Representation by Counsel. The Parties acknowledge that they have had the opportunity to consult with legal counsel of their choice prior to execution of this Agreement. The Parties further acknowledge that the terms of this Agreement are the result of negotiations between them and that the terms of this Agreement shall not be construed in favor of, or against, any Party by reason of the extent to which a Party or its counsel participated in its drafting, or by reason of the extent to which this Agreement may be inconsistent with prior drafts thereof.

j. Changes in Law. Both Parties agree that in the event that future legislation is enacted or regulations are promulgated or a decision of a court is rendered that, in the opinion of legal counsel for either Party, affects or may affect the legality of this Agreement or materially and adversely affect the ability of either Party to perform its obligations or receive the benefits intended hereunder (“Change in Law”), then Manager agrees to work with Practice in good faith to amend this Agreement as necessary to bring it into compliance with applicable laws and to carry out the original intention of the Parties to the extent possible. If not, either Party may terminate on thirty (30) days’ written notice.

k. Third-Party Beneficiaries. The rights and obligations of each Party to this Agreement shall inure solely to the benefit of the Parties hereto, and no persons or entity shall be a third party beneficiary of this Agreement.

l. Waiver. A waiver of any of the terms and conditions hereof shall not be construed as a waiver of any other terms and conditions hereof.

m. Counterparts.  This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one Agreement and shall be binding on all of the Parties hereto, notwithstanding that all of the Parties are not signatory to the original or the same counterparts.

n. Notices. Any notice required or permitted by this Agreement shall be given in writing sent by overnight delivery, personal delivery or United States registered or certified mail, return receipt requested, all of which shall be properly addressed, with postage or delivery charges prepaid as follows:

If to Manager:	Seastone Delray Healthcare, LLC
5734 Yonge Street, Suite 300
Toronto, ONT M2M 4E7
Attn: Shawn Leon

If to Practice:	Seastone of Delray LLC
810 Andrews Avenue
Delray Beach, FL 33483
Attn: Lewis Maffeo

Notices sent by personal delivery shall be deemed given upon actual receipt. Notices sent by overnight delivery shall be deemed given on the next business day. Notices sent via United States registered or certified mail shall be deemed given two (2) business days from mailing.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date first- above written.

PRACTICE		MANAGER
Seastone of Delray, LLC		Seastone Delray Healthcare, LLC

/s/ Charles J. Esposito		/s/ Shawn Leon

By:	Charles J. Esposito	By:	Shawn Leon

Title:	Owner	Title:	Manager